SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(D) of the
Securities Exchange Act of 1934

April 8, 2009
(Date of earliest event reported)

BALL CORPORATION
(Exact name of Registrant as specified in its charter)

Indiana	1-7349	35-0160610
(State of	(Commission	(IRS Employer
Incorporation)	File No.)	Identification No.)

10 Longs Peak Drive, P.O. Box 5000, Broomfield, CO  80021-2510
(Address of principal executive offices, including ZIP Code)

(303) 469-3131
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Ball Corporation
Current Report on Form 8-K
Dated April 13, 2009

Item 2.05.	Costs Associated with Exit or Disposal Activities

On April 8, 2009, the Company issued a press release, attached hereto as Exhibit 99.1, announcing the closure of its polyethylene terephthalate (PET) plastic packaging plants in Baldwinsville, New York, and in Watertown, Wisconsin.  As a result of the closures, an after-tax charge of approximately $14.6 million will be recorded in the company’s second quarter results.  The charges include $3.8 million for personnel costs, $5.8 million related to the termination of the lease at Baldwinsville and the sale of the Watertown facility, $3.9 million for the termination of an electricity contract and $10.5 million primarily related to accelerated depreciation and the cost of installing equipment in alternative plants.  These charges will be offset by tax recoveries of approximately $9.4 million.  Cost reductions associated with these plant closings are expected to be approximately $12 million annually beginning in 2010.

Item 9.01.	Exhibits.

(d)         Exhibits.

The following is furnished as an exhibit to this report:

Exhibit 99.1  Ball Corporation Press Release dated April 8, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALL CORPORATION
(Registrant)

By:	/s/ Raymond J. Seabrook
	Name:	Raymond J. Seabrook
	Title:	Executive Vice President and
Chief Financial Officer

Date:    April 13, 2009

Ball Corporation
Form 8-K
April 13, 2009

EXHIBIT INDEX

Description	Exhibit

Press Release dated April 8, 2009.	99.1